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                                  EXHIBIT 5.1
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               [LETTERHEAD OF MORRIS, MANNING & MARTIN, L.L.P.]

                                October 8, 1997

Buckhead Community Bancorp, Inc.
P.O. Box 53299
Atlanta, Georgia  30355

     Re: Registration Statement on Form S-1

Gentlemen:

     We have acted as counsel for Buckhead Community Bancorp, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-1, of a proposed offering of up to 2,400,000 shares of the Company's common stock, $.01 par value per share ("Shares").

     We have examined such documents, corporate records, and other instruments as we have considered necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an exhibit to the Company's registration statement on Form S-1 and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                        Very truly yours,

                                        MORRIS, MANNING & MARTIN, L.L.P.

                                        /s/ Larry W. Shackelford

                                        Larry W. Shackelford